Exhibit 10.15

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of August 1, 2004 by and between Hungarian Telephone and Cable Corp., (“HTCC”) a corporation organized under the laws of the State of Delaware, United States of America (HTCC and its subsidiaries are hereinafter referred to as the “Company”) and Jan Mulder (“Executive”).

RECITALS:

A. Executive has been the Chief Executive Officer of PanTel Rt. (“PanTel”) since March 2003.

B. Executive has been employed by Royal KPN NV (“KPN”), which, as the majority shareholder of PanTel, has assigned Executive to work at PanTel.

C. The Company has agreed to purchase KPN’s 75.2% equity interest in PanTel and desires to retain the services of Executive as the Chief Executive Officer of PanTel. Upon entering into this Agreement but prior to the completion of the purchase of PanTel, the Company is also entering into an agreement pursuant to which it will manage PanTel and, following the assumption of the management of PanTel, Executive will remain as the Chief Executive Officer of PanTel pursuant to this Agreement and a management agreement between the Company and PanTel. Following the completion of the purchase by the Company of the majority of the equity interest in PanTel, Executive will continue to serve as the Chief Executive Officer of PanTel according to the terms of this Agreement pursuant to the Company’s management agreement with PanTel or as an employee of PanTel.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties set forth herein, it is agreed as follows:

1. Employment and Duties. The Company agrees to employ Executive and Executive accepts the employment, subject to the terms and conditions herein, to continue to serve as the Chief Executive Officer of PanTel. Executive shall report to the Chief Executive Officer of HTCC. Executive’s duties and responsibilities shall include the duties and responsibilities as may be prescribed in a resolution or job description adopted by the Board of Directors of HTCC (the “Board”), and, to the extent not so provided, as generally pertain to the respective office Executive holds, subject to the control of the Board. Executive shall faithfully perform the executive duties assigned to him to the best of his ability.

2. Place of Employment. Executive shall be employed in Budapest, Hungary.

3. Term. This agreement shall have a two year term beginning August 1, 2004 and expiring July 31, 2006 unless terminated pursuant to Section 15 hereof (the “Employment Period”).

4. Annual Salary. Executive shall receive a monthly salary based on an annualized rate of One Hundred Seventy-Four Thousand Euros (EUR 174,000) for the first year of the term. The Company shall be entitled to deduct or withhold all taxes and charges which the Company may be required by law to deduct or withhold therefrom. The Company shall annually review Executive’s base salary in light of the performance of Executive and, if it finds Executive’s performance to be satisfactory, the Company shall increase such base salary by an amount it determines to be appropriate, but in no event shall such increase be less than the annual change in the average consumer inflation rate of the euro as determined by the Dutch statistic bureau.

5. Annual Performance Bonus. Executive shall be entitled to receive an annual cash bonus if the Company achieves certain pre-determined objectives to be mutually agreed upon by Executive and the Company. The Company and Executive shall mutually establish such objectives. The target bonus shall be EUR 30,000.

6. Annual Housing Allowance. Executive will receive an annual housing allowance (the “Housing Allowance”) of Thirty-Six Thousand Euros (EUR 36,000), payable in equal monthly installments.

7. Employee Taxes. Executive shall be solely responsible for any and all of Executive’s (i) income and (ii) Social Security, Medicare or any other miscellaneous taxes applicable to any salary, bonus, allowance, severance benefit or any other type of compensation or benefit received by Executive pursuant to this Agreement which is subject to taxation and payable by Executive to any governmental taxing authority including, but not limited to, any governmental taxing authority in the Republic of Hungary, the United States of America or the Netherlands.

8. Automobile. The Company shall provide Executive with the use of a private Company automobile to be maintained by the Company.

9. Vacation. Executive shall be entitled to thirty (30) business days annual paid vacation.

10. Work Permits. With the Company’s assistance, Executive shall obtain and keep current any Hungarian work permits, residency permits or other similar licenses as may be required by Hungarian law as a result of Executive’s employment by the Company.

11. Covenant Not to Compete. Executive hereby agrees that during the term of this Agreement, he will not, either through any kind of ownership (other than ownership of securities of a publicly held corporation of which Executive owns less than five percent (5%) of any class of outstanding securities), or as a director, officer, principal, agent, employee, employer, advisor, consultant, co-partner, or in any individual or representative capacity whatever, either for his own benefit or for the benefit of any other person, firm, or corporation, without the prior written consent of the Company’s Board of Directors, compete with the Company or PanTel by engaging in any act, including, but not limited to, any of the following: (a) canvass, solicit, accept, or perform any type of work performed by the Company or PanTel for any “customer” (as hereinafter defined) of the Company or PanTel; (b) develop, design, market any services that may be sold by the Company or

PanTel during the term of this Agreement; (c) request or advise any firm to withdraw, curtail, or cancel its business with the Company or PanTel; (d) give or attempt to give any person, partnership, or corporation the right to solicit or canvass any customer for the performance of services provided by the Company or PanTel; and (e) induce or attempt to influence any employee of the Company or PanTel or any employee of any customer to terminate his employment with the view toward competing with the Company or PanTel or any customer of the Company or PanTel. As used herein, the term “customer” includes any of the Company customers at any time during the term of this Agreement.

12. Confidential Information.

(a) Nondisclosure. Executive expressly covenants and agrees that he will not during the term of this Agreement or at any time after the termination hereof, irrespective of the time, manner, or cause of termination, reveal, divulge, disclose, or communicate to any person, firm, or corporation, other than authorized officers, directors, and employees of the Company or PanTel, in any manner whatsoever, any “confidential information” (as hereinafter defined) of the Company or PanTel that would be inconsistent with the position held by Executive or the duties being performed by Executive at the direction of the Company.

(b) Return of Confidential Information and Other Property. Upon termination of this Agreement, Executive will surrender to the Company all confidential information including, without limitation, all lists, charts, schedules, reports, financial statements, books and records, and all copies thereof, of the Company or PanTel and all other property belonging to the Company or PanTel whatsoever. As used herein, “confidential information” means information disclosed to or known by Executive as a consequence of or through his employment for the Company, not generally known in the business in which the Company or PanTel is or may become engaged, about the Company or PanTel, their business, products and processes.

13. Breach of Covenant Not to Compete and Confidentiality Provision. Executive agrees that a substantial violation on his part of any covenant contained in Paragraphs 11 and 12 above will cause such damage to the Company or PanTel as will be irreparable and for that reason, Executive further agrees that the Company shall be entitled as a matter of right, to an injunction out of any court of competent jurisdiction, restraining any further violation of said covenants by Executive, his employer, employees, partners, or agents. Such right to injunction shall be cumulative and in addition to whatever other remedies the Company may have, including, specifically, recovery of liquidated and additional damages. Executive expressly acknowledges and agrees that the respective covenants and agreements shall be construed in such a manner as to be enforceable under applicable laws if a more limited scope of time is determined by a court or competent jurisdiction to be required.

14. Indemnification. The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation or bylaws or resolutions of the Board of Directors of HTCC or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith. The Company agrees to continue to maintain a directors’ and officers’ liability insurance policy covering Executive to the extent the Company provides such coverage for any of its other executive officers.

15. Termination/Non-Renewal.

(a) Reasons for Termination. The employment of Executive with the Company shall terminate automatically upon Executive’s death and may be terminated: (i) by the Company, with six months notice, upon Executive’s disability which renders him unable to perform his usual and customary duties for a period of 180 consecutive days; (ii) by the Company with “cause” upon at least 10 days written notice or by the Company without “cause” upon 30 days written notice (“cause” is hereinafter defined); (iii) by Executive upon three months written notice; (iv) by Executive upon three months written notice if he suffers a demotion or a lower status with the Company or PanTel other than for cause; or (v) by Executive upon three months written notice if the Company is unable to continue to secure the appointment of Executive as the Chief Executive Officer of PanTel and the Company and Executive are not able to work out in good faith mutually agreeable other employment arrangements. For purposes of this Agreement, “cause” shall mean (a) a failure by Executive to substantially perform Executive’s reasonable and legal duties and as defined by goals established by the Board of Directors of HTCC and agreed to by Executive, other than a failure resulting from Executive’s complete or partial incapacity due to physical or mental illness or impairment, (b) a willful act by Executive that constitutes gross misconduct and that is injurious to the Company or PanTel, (c) a willful breach by Executive of a material provision of this Agreement, or (d) a material and willful violation of a federal or state law or regulation applicable to the business of the Company or PanTel. No act, or failure to act, by Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s or PanTel’s best interest.

(b) Termination Benefits. If Executive’s employment is terminated pursuant to Paragraph 15(a) of this Agreement for any reason noted above other than by the Company for “cause” or by Executive upon three months notice as set forth in clause (iii) of Paragraph 15(a), Executive will be entitled to receive the remaining salary and housing allowance that would have been due for the remaining portion of the two-year term had Executive remained with the Company through the end of the two-year term (the “Severance Benefits”) and the non-renewal lump sum payment referred to in Paragraph 15(d). The Severance Benefits shall be due and payable in a lump sum payment within thirty (30) days of the last day of Executive’s employment with the Company.

(c) Benefits in the Event of Executive’s Death. Except as set forth below, if Executive’s employment terminates automatically in the event of Executive’s death,

Executive’s estate will be entitled to receive the Severance Benefits. The Company may, at its option, maintain a life insurance policy for Executive in an amount deemed to be appropriate by the Board of Directors of HTCC and designating Executive’s estate as the beneficiary. If the Company elects to maintain such life insurance and the policy amount equals or exceeds the value of the Severance Benefits (as determined by the Board), Executive’s estate shall only be entitled to receive the proceeds of the insurance policy. If the policy amount is less than the value of the Severance Benefits, the Company shall pay to Executive’s estate an amount equal to the difference between the value of the Severance Benefits and the amount to which the estate is entitled to under the insurance policy. The Company shall determine the value of the Severance Benefits as soon as practicable after Executive’s death but in no event later than thirty (30) days thereafter.

(d) Non-Renewal. If Executive desires to continue his employment with the Company beyond the end of the term of this Agreement (July 31, 2006) on substantially the same terms as contained in this Agreement for at least a one year period, and the Company elects not to extend Executive’s employment with the Company for at least a one-year period, Executive shall be entitled to a lump sum payment of Two Hundred Ten Thousand Euros (EUR 210,000) by September 1, 2006. If Executive does not desire to continue his employment with the Company on substantially the same terms as contained in this Agreement beyond the end of the term of this Agreement (July 31, 2006) for at least a one year period, the Company will have no further obligations to Executive. Executive and the Company shall notify each other of their intentions with respect to extending the term of Executive’s employment by May 6, 2006.

16. Miscellaneous.

(a) Rights Under Plans and Programs. Notwithstanding anything in this Agreement to the contrary no provision of this Agreement is intended, nor shall it be construed, to reduce or in any way restrict any benefit to which Executive may be entitled under any agreement, plan, arrangement, or program providing benefits for Executive.

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter of this Agreement.

(c) Notices. Any notice or request to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given on the next business day after the same is sent, if delivered personally or sent by telecopy or overnight delivery, or five calendar days after the same is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, as set forth below, or to such other persons or addresses as may be designated in writing in accordance with the terms hereof by the party to receive such notice.

If to the Company, to:

Hungarian Telephone and Cable Corp.

1201 Third Avenue, Suite 3400

Seattle, WA 98101-3034

Facsimile No.: 206-652-2911

Attn: General Counsel

If to Executive, to:

the address or facsimile number

for Executive as set forth

in the Company’s records

with a required copy to:

(to be provided by Executive)

(d) Governing Law; Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) consents to submit to the exclusive jurisdiction of the courts of the State of Delaware for any proceeding arising in connection with this Agreement (and each such party agrees not to commence any such proceeding, except in such courts), (ii) to the extent such party is not a resident of the State of Delaware, agrees to appoint an agent in the State of Delaware as such party’s agent for acceptance of legal process in any such proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, and to notify promptly each other party hereto of the name and address of such agent, (iii) waives any objection to the laying of venue of any such proceeding in the courts of the State of Delaware, and (iv) waives, and agrees not to plead or to make, any claim that any such proceeding brought in any court of the State of Delaware has been brought in an improper or otherwise inconvenient forum.

(e) Counterparts. This Agreement may be executed in one or more counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts together shall constitute but one instrument.

(f) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(g) Assignment. Neither this Agreement, nor the rights and obligations hereunder, may be assigned by either party without the prior written consent of the other party.

(h) Parties in Interest. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(i) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

(j) Extension; Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement or (b) waive compliance by the other party with any of the agreements or conditions contained herein or any breach thereof. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(k) Severability. The provisions of this Agreement are severable and, if any provision of this Agreement is determined to be invalid or unenforceable by any court of competent jurisdiction, such provision (in any other jurisdiction) and the other provisions hereof (in any jurisdiction) shall not be rendered otherwise invalid or unenforceable and such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HUNGARIAN TELEPHONE AND CABLE CORP.

By:	/s/ Ole Bertram
Ole Bertram
President and Chief Executive Officer

JAN MULDER

By:	/s/ Jan Mulder
Jan Mulder